Exhibit 23.1
Consent of Wipfli LLP, Independent Auditors
We consent to the reference to our firm in the first paragraph of “Item 6. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and to the incorporation by reference in the Registration Statement (Form S-8 No. 333-93109) pertaining to the 1991 Stock Option Plan of ARI Network Services, Inc., the 1992 Employee Stock Purchase Plan of ARI Network Services, Inc., and the 1993 Director Stock Option Plan of ARI Network Services, Inc. and the Registration Statement (Form S-8 No. 333-52176) pertaining to the ARI Network Services, Inc. 2000 Stock Option Plan and the ARI Network Services, Inc. 2000 Employee Stock Purchase Plan of our report dated September 16, 2005, with respect to the financial statements of ARI Network Services, Inc. included in the Annual Report (Form 10-KSB) for the year ended July 31, 2005.
Milwaukee, Wisconsin
October 27, 2005